Exhibit 10.1

AMENDMENT NO. 2 TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDMENT NO. 2 TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is dated as of June 5, 2026 and entered into by and among J & J SNACK FOODS CORP., a New Jersey corporation (“J&J”), the other Borrowers identified on the signature pages hereto (jointly and severally with J&J, the “Borrowers” and each a “Borrower”), the lenders party hereto (the “Lenders”) and CITIZENS BANK, N.A., in its capacity as Administrative Agent (the “Agent”), and is made with reference to that certain Second Amended and Restated Credit Agreement dated as of December 16, 2021 (as amended, restated, supplemented, extended, or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrowers, the lenders party thereto and the Agent. Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Credit Agreement.

RECITALS

WHEREAS, the Borrowers have notified Agent that, prior to the date hereof, FEDERAL PRETZEL BAKING COMPANY, L.L.C., a New Jersey limited liability company (“Federal Pretzel”), and SWIRL HOLDINGS CORPORATION, a Delaware corporation (“Swirl Holdings”), merged with and into other Subsidiary Borrowers;

WHEREAS, the Borrowers have notified Agent that (i) ICEE OF HAWAII, INC., a Hawaii corporation (“Icee of HI”), (ii) NEW YORK PRETZEL, LLC, a New York limited liability company (“NY Pretzel”), (iii) DD ACQUISITION HOLDINGS, LLC, a Delaware limited liability company (“DD Acquisition”), and (iv) DIPPIN’ DOTS HOLDING, L.L.C., an Oklahoma limited liability company (“DD Holding”; together with Federal Pretzel, Swirl Holdings, Icee of HI, NY Pretzel and DD Acquisition, the “Merged Entities”), shall merge with and into other Subsidiary Borrowers following the date of this Amendment (collectively, the “Pending Mergers”); and

WHEREAS, the parties hereto are entering into this Amendment to, among other things, (i) extend the Maturity Date, (ii) provide for a $200,000,000 incremental Commitment, (iii) remove and release the Merged Entities as “Borrowers”, and (iv) amend certain interest rate provisions and financial covenants.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto, intending to be legally bound, agree as follows:

Section 1.    Amendments to Credit Agreement.

(a)    The table in the definition of “Applicable Margin” in Section 1.1 of the Credit Agreement is hereby deleted and replaced with the following new table:

Pricing Level	Consolidated Net Leverage Ratio	ABR Margin	SOFR Margin and L/C Participation Fee	Unused Fees
I	Greater than 3.00:1.00	1.00%	2.00%	0.30%
II	Greater than or equal to 2.25:1.00 but less than or equal to 3.00:1.00	0.50%	1.50%	0.25%
III	Greater than or equal to 1.50:1.00 but less than 2.25:1.00	0.25%	1.25%	0.20%
IV	Greater than or equal to 0.75:1.00 but less than 1.50:1.00	0.00%	1.00%	0.15%
V	Less than 0.75:1.00	0.00%	0.95%	0.10%

(b)    The definition of “Consolidated EBITDA” in Section 1.1 of the Credit Agreement is hereby deleted and replaced with the following new definition:

“Consolidated EBITDA” means, for the twelve (12) months preceding the date of determination, with respect to any Person for any period, the Consolidated Net Income of such Person and its Subsidiaries for such period:

(a)    increased (without duplication) by the following, in each case, to the extent deducted (and not added back) in computing Consolidated Net Income for such Person for such period:

(i)    federal, state, local and foreign income or franchise taxes of such Person and its Subsidiaries paid or payable in cash during such period and, without duplication, the aggregate amount of Permitted Tax Distributions made during such period; plus

(ii)    Consolidated Interest Expense of such Person and its Subsidiaries to the extent paid or payable in cash or otherwise; plus

(iii)    Consolidated Depreciation and Amortization Expense of such Person and its Subsidiaries; plus

(iv)    non-cash losses and non-cash charges (excluding any non-cash charges that constitute an accrual of or a reserve for future cash charges or are reasonably likely to result in a cash outlay in a future period); plus

(v)    any transaction expenses incurred by Borrowers in connection with Permitted Acquisitions;

(vi)    transaction fees, costs and expenses incurred in connection with any amendments or modifications to this Credit Agreement or any other Loan Document; plus

(vii)    fees payable to the Administrative Agent or any Lender under this Credit Agreement or any other Loan Document; plus

(viii)    share-based compensation expense; plus

(ix)    investment income; plus

(x)    any net loss on the sale or disposition of assets; plus

(xi)    impairment charges, costs and expenses; plus

(xii)    restructuring charges, costs and expenses; plus

(xiii)    inventory adjustments related to any Permitted Acquisition; plus

(xiv)    strategic business transformation charges, costs and expenses; plus

(xv)    integration charges, costs, and expenses; plus

(xvi)    non-recurring legal fee expenses; plus

(xvii)    gain on insurance proceeds received for damage to property, plant and equipment; plus

(xviii)    plant closure expenses; and

(b)         decreased (without duplication) by the following, in each case, to the extent taken into account (or added back) in computing Consolidated Net Income for such Person for such period:

(i)    interest income to the extent received in cash or otherwise during such period; plus

(ii)    any gain realized in connection with the sale or Disposition of assets (including Dispositions pursuant to Sale and Leaseback transactions) other than in the ordinary course of business or the Disposition of any securities or the extinguishment of any Indebtedness.

For purposes of determining the Consolidated Net Leverage Ratio, (a) there shall be included in determining Consolidated EBITDA of Parent and its Subsidiaries for any period, without duplication, (i) the Acquired EBITDA of any Acquired Entity or Business on a Pro Forma Basis and (b) there shall be excluded in determining Consolidated EBITDA of the Borrowers and their Subsidiaries for any period, the Disposed EBITDA of any Sold Entity or Business on a Pro Forma Basis. Notwithstanding the foregoing, any amounts added back for purposes of calculating Consolidated EBITDA of Parent and its Subsidiaries for any period shall not exceed twenty percent (20%) of Consolidated EBITDA of Parent and its Subsidiaries for such period.

(c)    The definition of “Material Subsidiary” in Section 1.1 of the Credit Agreement is hereby deleted and replaced with the following new definition:

“Material Subsidiary” means, as of any date of determination, any Wholly-Owned Subsidiary of the Parent (a) which owns any Intellectual Property or (b) which would need to be a Borrower for the Borrowers to provide, in the aggregate, at least 90% of reported (y) Consolidated Net Revenues of the Parent and (z) Consolidated Total Assets.

(d)    The reference to “December 16, 2026” in the definition of “Maturity Date” in Section 1.1 of the Credit Agreement is hereby deleted and replaced with “June 5, 2031”.

(e)    Section 1.1 of the Credit Agreement is hereby amended by adding the following definition of “Specified Event of Default” in the appropriate alphabetical order as follows:

“Specified Event of Default” means any Event of Default under Section 8.1(a), 8.1(b), 8.1(h) or 8.1(i).

(f)    Section 2.1(b) of the Credit Agreement is hereby deleted and replaced with the following new Section 2.1(b):

(b)         Increase to Commitments. The Borrowers shall have the right, at any time and from time to time (but not to exceed two (2) increases) prior to the Maturity Date to increase the Commitments by an amount not to exceed in the aggregate the greater of (y) $200,000,000 or (z) the Consolidated EBITDA of the Borrowers, provided, that (i) the Parent provides to Administrative Agent thirty days prior written notice of the exercise of each such option, (ii) no Event of Default or Default has occurred and/or is continuing as of the date of such increase, (iii) the Borrowers shall be in in Pro Forma Compliance with the Financial Covenants prior to and immediately after giving effect to the increase of the Commitments; (iv) the Borrowers shall have received Commitments from one or more of the existing Lenders and, if necessary, one or more new lenders for such increase (with any new lender to be reasonably acceptable to the Administrative Agent and the Borrowers), and (v) the Administrative Agent shall have received a satisfactory legal opinion of counsel to the Borrowers and such agreements, amendments, and other documentation executed by the Borrowers and the Lenders as the Administrative Agent determines necessary in its sole discretion to effectuate such increase. Each Lender shall have the right, but not the obligation, to commit to provide its ratable share of any such proposed increase to the Commitments. Except as otherwise specifically set forth herein, all of the other terms and conditions applicable to such Commitment increases shall be identical to the terms and conditions applicable to the Commitments hereunder, and such increases shall be considered part of the Commitments.

(g)    The last sentence of Section 5.1 of the Credit Agreement is hereby deleted.

(h)    Section 6.1(b) of the Credit Agreement is hereby deleted and replaced with the following new Section 6.1(b):

(b)    within 45 days after the end of each of the first three fiscal quarters of each Fiscal Year, whether included in the Borrower’s Form 10-Q (if required by the Securities and Exchange Commission) or otherwise, the unaudited consolidated balance sheet of the Parent and its Subsidiaries and the related unaudited statements of income, comprehensive income, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrowers and their Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(i)    Clauses (b) and (c) of Section 6.2 of the Credit Agreement are hereby deleted and replaced with the following new clauses (b) and (c):

(b)    the filing or commencement of, or any threat or notice of intention of any Person to file or commence, any action, suit or proceeding, which if adversely determined would have a Material Adverse Effect, whether at law or in equity or by or before any Governmental Authority, against, or affecting, any Borrower or any of its Subsidiaries (excluding, however, any actions relating to workers' compensation claims or negligence claims relating to use of motor vehicles, if fully covered by insurance, subject to deductibles and general liability claims of less than $20,000,000 fully covered by insurance);

(c)    if requested by Administrative Agent from time to time, copies of any annual report required to be filed in connection with each Pension Plan or Foreign Plan, and as soon as possible after, and in any event within 10 Business Days after any Borrower or any ERISA Affiliate knows or has reason to know that, any ERISA Event (or any similar event with respect to a Foreign Plan) has occurred that, alone or together with any other ERISA Event (or any similar event with respect to a Foreign Plan) would reasonably be expected to result in liability of any Borrower or any ERISA Affiliate in an aggregate amount exceeding $4,000,000;

(j)    Section 6.9(b) of the Credit Agreement are hereby deleted and replaced with the following new Section 6.9(b):

(b)         With respect to each Foreign Subsidiary, ensure that at all times, such Foreign Subsidiaries do not in the aggregate account for more than 10% of Parent's Consolidated Net Revenues.

(k)    Clauses (iii), (iv), (v), (xi) and (xiv) of Section 7.1(a) of the Credit Agreement are hereby deleted and replaced with the following new clauses (iii), (iv), (v), (xi) and (xiv):

(iii)    Indebtedness of the Borrowers or any of their Subsidiaries incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capitalized Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and any Refinancing Indebtedness with respect thereto, provided that (A) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (B) the aggregate outstanding principal amount of Indebtedness permitted by this clause (iii) shall not, without duplication, exceed $15,000,000 at any time;

(iv)    Indebtedness of any Person that becomes a Subsidiary of a Borrower after the Agreement Date, and any Refinancing Indebtedness with respect thereto, provided that (A) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (B) the aggregate outstanding principal amount of Indebtedness permitted by this clause (iv) shall not, without duplication, exceed $7,500,000 at any time;

(v)    intercompany Indebtedness of the Borrowers or any Subsidiary owing to and held by the Borrowers or any Subsidiary; provided, however, that (A) if the Borrowers or any Subsidiary is the obligor on such Indebtedness and any Subsidiary (other than a Subsidiary Borrower) is the obligee thereof, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of Obligations, and (B) Indebtedness of Subsidiaries (other than Subsidiary Borrowers) owed to the Borrower and/or a Subsidiary Borrower may not exceed $7,500,000 in the aggregate at any time outstanding;

(xi)    Subordinated Debt in an aggregate principal amount not to exceed $15,000,000 at any one time outstanding;

(xiv)    additional unsecured Indebtedness in an aggregate principal amount not to exceed $7,500,000 at any one time outstanding.

(l)    Clauses (c), (e) and (n) of Section 7.4 of the Credit Agreement are hereby deleted and replaced with the following new clauses (c), (e) and (n):

(c)    equity Investments made by the Borrowers in the Equity Interests of any Subsidiary Borrower or any Non-Borrower Subsidiary and made by any Subsidiary Borrower in the Equity Interests of any other Subsidiary Borrower or any Non-Borrower Subsidiary; provided that Investments pursuant to this Section 7.4(c) in any Non-Borrower Subsidiary shall not exceed $7,500,000 in the aggregate after the Agreement Date less any amounts expended pursuant to subsection (e) below;

(e)    acquisitions made by (i) any Borrower from any other Borrower, (ii) any Non- Borrower Subsidiary from any other Non- Borrower Subsidiary and (iii) any Non- Borrower Subsidiary from any Borrower; provided that, with respect to this clause (e), the amount of any such Investments shall not exceed $7,500,000 in the aggregate after the Agreement Date less any amounts expended pursuant to subsection (c) above;

(n)    other Investments by the Borrowers and their Subsidiaries after the Agreement Date in an aggregate amount not to exceed $7,500,000.

(m)    Clauses (g) and (h) of Section 7.5 of the Credit Agreement are hereby deleted and replaced with the following new clauses (g) and (h):

(g)    the sale of assets (other than Equity Interests of any Wholly-Owned Subsidiary, unless all of the Equity Interests of such Wholly-Owned Subsidiary (other than the Borrowers) are sold in accordance with this clause (g)) for at least fair market value, so long as (A) no Default then exists or would immediately result therefrom, (B) at least 75% of the consideration received by the applicable Borrower consists of cash or Cash Equivalents and is paid at the time of the closing of such sale, and (C) the aggregate amount of the cash and non-cash proceeds received from all assets sold pursuant to this clause (g) shall not exceed $75,000,000 in the aggregate during any Fiscal Year (for this purpose, using the fair market value of property other than cash and Cash Equivalents);

(h)    Dispositions of assets acquired by Borrowers and their Subsidiaries pursuant to a Permitted Acquisition consummated within 12 months of the date of such Permitted Acquisition in an aggregate amount not to exceed $15,000,000 for each such Permitted Acquisition;

(n)    Section 7.8(d) of the Credit Agreement is hereby deleted and replaced with the following new Section 7.8(d):

(d)    so long as (i) no Default shall have occurred and be continuing both before and after giving effect thereto and (ii) the Consolidated Net Leverage Ratio is equal to or less than 3.50:1.00, calculated on a Pro Forma Basis, the Borrowers may make additional Restricted Payments in an aggregate amount not to exceed $200,000,000 in any Fiscal Year; and

(o)    Section 7.12(a) of the Credit Agreement is hereby deleted and replaced with the following new Section 7.12(a):

(a)    Consolidated Net Leverage Ratio. The Borrowers will not permit the Consolidated Net Leverage Ratio as of the end of any fiscal quarter to be greater than 3.50:1.00; provided, that, at the election of the Borrowers, following the consummation of any Permitted Acquisition in which consideration paid by Borrower is greater than $50,000,000, the maximum Consolidated Net Leverage Ratio may be increased by 0.50:1.00 (the “Consolidated Net Leverage Ratio Increase”) for the four consecutive fiscal quarters ending immediately after such Permitted Acquisition (the “Consolidated Net Leverage Ratio Increase Period”); provided, further, that the Consolidated Net Leverage Ratio Increase shall in no event exceed 4.00:1.00. The Consolidated Net Leverage Ratio must return to 3.50:1.00 for at least one full fiscal quarter following the Consolidated Net Leverage Ratio Increase Period. The Consolidated Net Leverage Ratio Increase may be exercised by Borrowers two times prior to the Maturity Date.

(p)    Clauses (f) and (k) of Section 8.1 of the Credit Agreement are hereby deleted and replaced with the following new clauses (f) and (k):

(f)    Cross Default on Other Indebtedness. (i) Any Borrower shall fail to perform or observe any term, condition or covenant of any bond, note, debenture, loan agreement, indenture, guaranty, trust agreement, mortgage or similar instrument to which any Borrower or any Subsidiary is a party or by which it is bound, or by which any of its properties or assets may be affected (a "Debt Instrument"), so that, as a result of any such failure to perform, the Indebtedness included therein or secured or covered thereby may be declared due and payable prior to the date on which such Indebtedness would otherwise become due and payable; (ii) any event or condition referred to in any Debt Instrument shall occur or fail to occur, so that, as a result thereof, the Indebtedness included therein or secured or covered thereby may be declared due and payable prior to the date on which such Indebtedness would otherwise become due and payable; or (iii) any Borrower shall fail to pay any Indebtedness for borrowed money due at final maturity or pursuant to demand under any Debt Instrument; provided, however that the provisions of this Section 8.1(f) shall not be applicable to any Debt Instrument that on the date this Section 8.1(f) would otherwise be applicable thereto, relates to or evidences Indebtedness in a principal amount of less than $30,000,000.

(k)    Judgments. One or more (i) non-monetary judgments which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (ii) judgments for the payment of money in an aggregate amount in excess of $30,000,000 shall be rendered against any Borrower (which shall not be fully covered (without taking into account any applicable deductibles) by insurance from an unaffiliated insurance company with an A.M. Best financial strength rating of at least A-, it being understood that even if such amounts are covered by insurance from such an insurance company, such amounts shall count against such basket if responsibility for such amounts has been denied by such insurance company) and the same shall remain undischarged or unbonded for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Borrower to enforce any such judgment.

(q)    Section 8.1(r) of the Credit Agreement is hereby deleted.

(r)    Clause (i) of Section 10.1(a) of the Credit Agreement is hereby deleted and replaced with the following new clause (i):

(i)    if to any Borrower:

c/o J & J Snack Foods Corp.

6000 Central Highway

Pennsauken, NJ 08109

Attention: Shawn Munsell, Chief Financial Officer

Telephone: 615-558-9454

with a copy to (which shall not constitute notice):

Blank Rome LLP

One Logan Square

130 North 18th Street

Philadelphia, PA 19103

Attention: Adam Sansweet

Telephone: 215-569-5667

(s)    The first paragraph and clauses (i) and (iii), in each case, of Section 10.4(b) of the Credit Agreement are hereby deleted and replaced with the following new paragraph or clause, as applicable:

(b)    Assignments by Lenders. Any Lender may, with the prior written consent of the Administrative Agent, the Borrowers and any Required Lender (which consents shall not be unreasonably withheld), provided that, at any time a Specified Event of Default has occurred and is continuing, the prior consent of any Borrower shall not be required), at any time assign to one or more assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)    Minimum Amounts.

(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments and/or the Loans at the time owing to it (in each case with respect to the Revolving Facility) or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)    in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitments (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitments is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 and shall be an integral multiple of $1,000,000, unless each of the Administrative Agent and, so long as no Specified Event of Default has occurred and is continuing, the Borrowers otherwise consents (each such consent not to be unreasonably withheld or delayed).

(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A)    the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Specified Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender (other than a Defaulting Lender), an Affiliate of a Lender (other than a Defaulting Lender) or an Approved Fund, provided that the Borrowers shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after written notice of such assignment shall have delivered to the Borrowers; and provided, further, that the Borrowers’ consent shall not be required during the primary syndication of the Revolving Facility;

(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender with a Commitments in respect of such facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C)    the consent of the L/C Issuer shall be required for any assignment in respect of the Revolving Facility.

Section 2.    Conditions to Effectiveness. This Amendment shall become effective upon the date each of the following conditions precedent are satisfied (the “Facility Effective Date”):

(a)    Agent shall have received a counterpart of this Amendment signed on behalf of each party hereto;

(b)    Agent shall have received documentation evidencing to Agent’s satisfaction that the Borrower shall be in Pro Forma Compliance with the Financial Covenants prior to and immediately after the Facility Effective Date;

(c)    Agent shall have received a favorable written opinion (addressed to the Agent and the Lenders and dated as of the Facility Effective Date) of counsel to the Borrowers, covering such matters relating to the Borrowers and this Amendment as the Agent may request, in form and substance reasonably acceptable to Agent and its counsel;

(d)    Agent shall have received such other documents and certificates as the Agent or its counsel may reasonably request relating to the Borrowers and this Amendment as Agent may request, all in form and substance satisfactory to the Agent and its counsel, including the items described in a summary manner on Exhibit A attached hereto and incorporated herein; and

(e)    on the Facility Effective Date, the Borrowers shall pay to the Agent, for the account of each Lender in accordance with its Applicable Percentage, a closing fee equal to $450,000.

Section 3.    Removal of Borrowers. Immediately upon satisfaction of the conditions set forth in Section 2 hereof, without any further action by any party required, the Agent and Lenders hereby irrevocably (x) release and remove the Merged Entities as “Borrowers” under the Credit Agreement and the other Loan Documents and (y) terminate, release, and discharge in full any and all of the Obligations of each Merged Entity under the Credit Agreement and each of the other Loan Documents to which any Merged Entity is a party, whether now existing or hereafter arising. Notwithstanding the foregoing, the obligations and restrictions under Article 6 and Article 7 of the Credit Agreement applicable to each Subsidiary of the Borrowers (including, but not limited to, the Merged Entities), shall not be impaired by this Section 3. Upon the consummation of each Pending Merger, the Borrowers shall promptly deliver to Agent copies of the applicable certificate of merger or other instrument evidencing such merger.

Section 4.    Representations and Warranties. In order to induce the Agent and Lenders to enter into this Amendment, the Borrowers hereto represent and warrant to Agent and each Lender that as of the date hereof: (i) the representations and warranties of each Borrower set forth in each of the Loan Documents to which it is a party, are true and correct in all material respects (or, in the case of any representation and warranty qualified by materiality, in all respects) on and as of the date hereof, except for such representations and warranties that by their terms relate specifically to another date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, or, in the case of any representation and warranty qualified by materiality, in all respects as of such earlier date) and (ii) no Default or Event of Default exists or would result from the effectiveness of this Amendment.

Section 5.    Effect of Amendment. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Credit Agreement and the other Loan Documents except as expressly modified and superseded by this Amendment, and the terms and provisions of the Credit Agreement and the other Loan Documents are ratified and confirmed and shall continue in full force and effect. The Borrowers party hereto, the Agent, and the Lenders party hereto agree that the Credit Agreement as modified and supplemented hereby and the other Loan Documents shall continue to be legal, valid, binding and enforceable in accordance with their respective terms. Any and all agreements, documents, or instruments now or hereafter executed and delivered pursuant to the terms hereof or pursuant to the terms of the Credit Agreement as modified and supplemented hereby, are hereby amended so that any reference in such documents to such agreement shall mean a reference to such agreement as modified and supplemented hereby.

Section 6.    Release. Effective on the Facility Effective Date, each Borrower, for itself and on behalf of its Subsidiaries, its successors, assigns, and officers, directors, employees, agents and attorneys, and any Person acting for or on behalf of, or claiming through it (each such party a “Releasing Party” and collectively, the “Releasing Parties”), hereby waives, releases, remises and forever discharges each Lender and Agent (each, a “Credit Party” and collectively, the “Credit Parties”), each of their respective Affiliates, and each of their respective successors in title, past, present and future officers, directors, employees, limited partners, general partners, investors, attorneys, assigns, subsidiaries, shareholders, trustees, agents and other professionals and all other Persons to whom any Credit Party would be liable if such Persons were found to be liable to the Borrowers (each a “Releasee” and collectively, the “Releasees”), from any and all claims, suits, liens, lawsuits, adverse consequences, amounts paid in settlement, debts, deficiencies, diminution in value, disbursements, demands, obligations, liabilities, causes of action, damages, losses, costs and expenses of any kind or character, whether based in equity, law, contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, whether known or unknown, fixed or contingent, direct, indirect, or derivative, asserted or unasserted, matured or unmatured, foreseen or unforeseen, past or present, liquidated or unliquidated, suspected or unsuspected, which the Borrower ever had or now has, or might hereafter have against any such Releasee which relates, directly or indirectly to this Amendment, the Credit Agreement, the other Loan Documents or the Obligations or any matter related thereto, or to any acts or omissions of any such Releasee with respect to this Amendment, the Credit Agreement, the Loan Documents or the Obligations or any matter related thereto, or to the lender-borrower, lender-guarantor or debtor-creditor relationship evidenced by the Credit Agreement or any of the other Loan Documents, in each case, arising from the beginning of time to and including the Facility Effective Date, except for the duties and obligations set forth in this Amendment (each a “Claim” and collectively, the “Claims”). As to each and every Claim released hereunder, each Borrower hereby represents on its own behalf and on the behalf of its Subsidiaries that it has received the advice of legal counsel with regard to the releases contained herein, and having been so advised, specifically waives the benefit of each provision of applicable federal or state law, if any, pertaining to general releases. Each Borrower on behalf of itself and on behalf of its Subsidiaries acknowledges that it may hereafter discover facts different from or in addition to those now known or believed to be true with respect to such Claims and agrees that this instrument shall be and remain effective in all respects notwithstanding any such differences or additional facts. This release shall be and remain in full force and effect notwithstanding the discovery by any Borrower after the date hereof (i) of any new or additional Claim against any Releasee, (ii) of any new or additional facts in any way relating to this release, (iii) that any fact relied upon by it was incorrect, or (iv) that any representation or warranty made by any Releasee was untrue or that any Releasee concealed any fact, circumstance or claim relevant to Borrowers’ execution of this release. Each Borrower understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release. The provisions of this Section 6 shall survive the termination of this Amendment, the Credit Agreement and the other Loan Documents and the payment in full of the Obligations. Each Borrower on its own behalf and on the behalf of its Subsidiaries acknowledges that the foregoing release is a material inducement to each of the Credit Parties and their decision to enter into this Amendment.

Section 7.    Applicable Law. This Amendment and any claims, controversy or dispute arising out of or relating to this Amendment shall be governed by, and shall be construed in accordance with the law of the Commonwealth of Pennsylvania.

Section 8.    Counterparts. This Amendment may be executed in any number of counterparts, by different parties hereto in separate counterparts and on telecopy or other electronically reproduced counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. Delivery of an executed counterpart of a signature page to this Amendment by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

Section 9.    Costs and Expenses. The Borrowers agrees to pay or reimburse the Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with this Amendment, any other documents prepared in connection herewith and the transactions contemplated hereby, including, without limitation, the reasonable fees and disbursements of counsel to the Agent.

Section 10.    Entire Agreement. This Amendment embodies the final, entire agreement among the parties relating to the subject matter hereof and supersedes any and all previous commitments, agreements, representations and understandings, whether oral or written, relating to the subject matter hereof and may not be contradicted or varied by evidence of prior, contemporaneous or subsequent oral agreements or discussions of the parties hereto.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

PARENT BORROWER:

J & J SNACK FOODS CORP.

By:	/s/ Shawn Munsell
Shawn Munsell
Chief Financial Officer

SUBSIDIARY BORROWERS:

BAKERS BEST SNACK FOODS CORP.
THE ICEE COMPANY
J & J SNACK FOODS SALES CORP.
J & J SNACK FOODS TRANSPORT CORP.
J & J SNACK FOODS CORP. OF CALIFORNIA
J & J SNACK FOODS INVESTMENT CORP.
J & J SNACK FOODS CORP/MIA
COUNTRY HOME BAKERS, L.L.C.
PRETZELS, INC.

DADDY RAY’S, INC.

J & J SNACK FOODS HANDHELDS CORP.

PHILLY’S FAMOUS WATER ICE, INC.

HILL & VALLEY, INC.

DIPPIN’ DOTS, L.L.C.

By:	/s/ Shawn Munsell
Shawn Munsell
Chief Financial Officer of each of the above Subsidiary Borrowers

Amendment No. 2

AGENT:

CITIZENS BANK, N.A., as Agent

By:	/s/ William J. O’Meara
William J. O’Meara
Director

LENDERS:

CITIZENS BANK, N.A., as Lender

By:	/s/ William J. O’Meara
William J. O’Meara
Director

Amendment No. 2

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ Sujay Maiya
Sujay Maiya
Executive Director

Amendment No. 2